UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2014

CMS Bancorp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33322	20-8137247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Main Street, Suite 750 White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 422-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2014, the Board of Directors of CMS Bancorp, Inc. (the “Company”) appointed Mr. Michael Volpe, age 68, to the position of Senior Vice President and Chief Financial Officer (“CFO”) with the Company and the Company’s banking subsidiary, CMS Bank. Prior to Mr. Volpe’s appointment as CFO, he served in an advisory role to the Company following the unexpected passing of the Company’s former CFO, Stephen E. Dowd, on August 13, 2014. Mr. Volpe’s term of office as CFO is effective October 6, 2014 and is expected to continue indefinitely through the anticipated closing of the Company’s previously announced merger with Putnam County Savings Bank (“Merger”).

Mr. Volpe has significant experience in senior financial management roles with experience in accounting, auditing, budgeting, tax, payroll, accounts payable, corporate insurance and benefit administration. Prior to his advisory work for the Company and appointment as CFO, Mr. Volpe served from November 2008 - February 2013 as Executive Vice President, Chief Financial Officer, and Corporate Secretary to Global Bank, a community bank in the New York area. Prior to joining Global Bank, Mr. Volpe served from 1981-2006 in various positions with Israel Discount Bank of New York culminating with the position of Executive Vice President and Chief Financial Officer.

In connection with Mr. Volpe’s appointment as CFO, the Company entered in a letter agreement with Mr. Volpe outlining the following terms of Mr. Volpe’s at-will employment with the Company and CMS Bank:

•	Annual salary compensation of $165,000;

•	Eligibility for an annual discretionary performance bonus that will be prorated for the remainder of the 2014 calendar year, and is subject to the Compensation Committee’s sole discretion and approval;

•	Eligibility for a severance payment of up to a maximum total of six months’ salary, in the event Mr. Volpe’s employment is terminated (other than for cause) at the effective time of the Merger, or within six months following the Merger. The severance payment is also subject to other terms and conditions that may be set forth in a separate release-of-claims agreement with Putnam County Savings Bank; and

•	Eligibility to participate in the health insurance, 401(k) and all other employee benefit plans made available to other employees of the Company and CMS Bank in accordance with the Company’s Human Resources Policy.

Mr. Volpe is not engaged in any transactions with the Company or CMS Bank that are reportable under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

The information set forth in Item 5.02 hereof is incorporated herein by reference.

Caution about Forward-Looking and other Statements

This announcement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events, such as statements about the anticipated closing date of the transactions discussed herein. Although we believe that forward-looking statements are based upon reasonable assumptions, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any results expressed or implied by such forward-looking statements or that the Company will be able to close on the transactions by the anticipated closing date. Such forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those described in the forward-looking statements and include, but are not limited to, the risk that regulatory approvals or non-objections and Shareholder Approval will not be obtained and those risks described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and quarterly reports on Form 10-Q for the quarters ended December 31, 2013, March 31, 2014, and June 30, 2014.

Important Additional Information

Proxy Statement

In connection with the Merger announced by the Company in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 25, 2014, the Company will file a proxy statement with the SEC to be distributed to the shareholders of the Company. Shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company and Putnam free of charge from the SEC’s website (www.sec.gov) or by contacting the Company, Attention: John E. Ritacco, President and CEO, by telephone at (914) 422-2700.

Participants in the Solicitation

The Company and its directors, executive officers, and certain other members of management and employees may be soliciting proxies from the Company’s shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, may be considered participants in the solicitation of the Company’s shareholders in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about the Company’s other executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC’s website (www.sec.gov). You can also obtain free copies of these documents from the Company using the contact information above.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

10.1	Employment Offer Letter effective October 6, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMS Bancorp Inc.
(Registrant)

October 7, 2014	/s/ JOHN E. RITACCO
(Date)	John E. Ritacco
President and Chief Executive Officer